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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

The only subsidiary of Roberts Realty Investors, Inc. is Roberts Properties Residential, L.P., a Georgia limited partnership (the "operating partnership") of which Roberts Realty is the sole general partner and in which Roberts Realty owns a 72.6% ownership interest as of February 29, 2004. The operating partnership does business under its legal name, although its various multifamily apartment communities are generally known by the names identified in the body of this annual report on Form 10-K.